                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                      Under Securities Exchange Act of 1934
                               (Amendment No. 5)*


                             HAVERFIELD CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common shares with par value of one cent
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    419411103
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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
                                                SCHEDULE 13G

 CUSIP NO. 419411103

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                  Haverfield Corporation Employee Stock Ownership Plan                             |
|     |                                  #34-6624398                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                               N/A                                                       (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |       Ohio                                                                                        |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |       NONE                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |        138,714 shares                                           |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |        138,714 shares                                           |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |       NONE                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |     138,714 shares                                                                                |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |            N/A                                                                               ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |           7.28%                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |         EP                                                                                        |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

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HAVERFIELD CORPORATION

ITEM 1.
--------------------------------------------------------------------------------
      a.   Name of Issuer:

           Haverfield Corporation

      b.   Address of Issuer's Principal Executive Offices:

           Terminal Tower
           50 Public Square, Suite 444
           Cleveland, Ohio 44113-2203

ITEM 2.
--------------------------------------------------------------------------------
      a.   Name of Person Filing:


           Haverfield Corporation Employee Stock Ownership Plan

      b.   Address of Principal Business Office:

           Terminal Tower
           50 Public Square, Suite 444
           Cleveland, Ohio 44113-2203

      c.   Citizenship:

           Ohio - USA

      d.   Title of Class of Securities:

           Common Shares with par value of one cent

      e.   CUSIP Number:

           419411-10-3

ITEM 3.
--------------------------------------------------------------------------------
      Rules 13d-1(b) or 13d - 2(b) Statement
      --------------------------------------

          Employee Benefit Plan

 Item 4.
--------------------------------------------------------------------------------
      Ownership
      ---------

      The following information concerning ownership of Common Shares is given as of December 31, 1996:

      a.  Amount Beneficially Owned:

          138,714 shares owned directly

      b.  Percent of Class:              7.28%

      c.  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:

                -0- Common Shares

          (ii)  shared power to vote or to direct the vote:

                138,714 Common Shares

          (iii) sole power to dispose or to direct the disposition of:

                138,714 Common Shares

          (iv)  shared power to dispose or to direct the disposition of:

                -0- Common Shares

ITEM 5.
--------------------------------------------------------------------------------

      Ownership of Five Percent or Less of a Class
      --------------------------------------------

          Not applicable

ITEM 6.
--------------------------------------------------------------------------------
      Ownership of More than Five Percent on Behalf of Another Person
      ---------------------------------------------------------------

          Not applicable


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

ITEM 7.
--------------------------------------------------------------------------------
     Identification and Classification of the Subsidiary which Acquired the
     ----------------------------------------------------------------------
     Security Being Reported on by the Parent Holding Company
     --------------------------------------------------------

          Not applicable

ITEM 8.
--------------------------------------------------------------------------------
     Identification and Classification of Members of the Group
     ---------------------------------------------------------

          Not applicable

ITEM 9.
--------------------------------------------------------------------------------

     Notice of Dissolution of Group
     ------------------------------

          Not applicable

ITEM 10.
--------------------------------------------------------------------------------

     Certification
     -------------

          Not applicable


Signature
---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  Date:   January 23, 1997             /s/ Christine B. Huffman,
          ----------------             ----------------------------------------
                                       Christine B. Huffman, Administrator
                                       Haverfield Employee Stock Ownership Plan

CBH:ksl


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